Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-111341) on Form S-8 of Highland Hospitality Corporation of our report dated December 3, 2004, with respect to the balance sheets of Brentwood BWI, LLC as of December 31, 2003 and 2002 and the related statements of operations, members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in Form 8-K of Highland Hospitality Corporation dated December 16, 2004.

/s/ KPMG LLP

McLean, Virginia

December 16, 2004